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                                                                     EXHIBIT 12


                                Birds Eye Foods, Inc.
                     Statement of Ratio of Earnings to Fixed Charges

     Birds Eye Foods, Inc.'s ratio of earnings to fixed charges for the five years ended June 25, 2005 were as follows:



                                             Fiscal Year Ended June              Periods Ended               Fiscal Year Ended June
                                             ----------------------   ----------------------------------   -------------------------
                                                                         Successor        Predecessor
                                             Successor    Successor   August 19, 2002-    June 30, 2002-   Predecessor   Predecessor
                                                2005        2004       June 28, 2003     August 18, 2002      2002          2001
                                             ---------    ---------   ----------------   ---------------   -----------   -----------
Pretax income/(loss) from continuing
   operations                                  32,296       42,983             36,018               412      (143,781)        7,462
Less: Income from joint venture                     -            -             (1,770)             (277)       (2,457)       (1,779)
                                             ---------------------------------------------------------------------------------------
Pretax income/(loss) from continuing
   operations before earnings from
   joint venture                               32,296       42,983             34,248               135      (146,238)        5,683

Fixed charges:
   Interest expensed                           28,456       31,326             39,807             7,416        61,331        73,997
   Interest capitalized                           155          476                294                32           533           621
   Rentals (A)                                  3,433        3,200              3,404               529         3,833         3,700
                                             ---------------------------------------------------------------------------------------
      Total fixed charges                      32,044       35,002             43,505             7,977        65,697        78,318

Plus: Amortization of capitalized interest         13           40                 25                 3            44            52

Plus: Distributed income of joint venture           -            -                661                 -           662           536

Less: interest capitalized                       (155)        (476)              (294)              (32)         (533)         (621)

                                             ---------------------------------------------------------------------------------------
Earnings available to cover fixed charges      64,198       77,549             78,145             8,083       (80,368)       83,968

Ratio of earnings to fixed charges               2.00         2.22               1.80              1.01            (B)         1.07
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(A) One-third (the proportion deemed representative of the interest factor) of rent expense.
(B) For fiscal 2002, earnings available to cover fixed charges was insufficient by $146.1 million.